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                                                                      Exhibit 21

                SUBSIDIARIES OF SOUTH BRANCH VALLEY BANCORP, INC.


                        South Branch Valley National Bank

                           Capital Interim Bank, Inc.
                    (formed to facilitate the acquisition of
                          The Capital State Bank, Inc.)






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              [ Logo and Name of Bowles Rice McDavid Graff & Love ]




                                December 15, 1997





South Branch Valley Bancorp, Inc.
310 N. Main Street
Moorefield, West Virginia  26836

The Capital State Bank, Inc.
2402 Mountaineer Boulevard
South Charleston, West Virginia  25309

Ladies and Gentlemen:

     You have requested our opinion on certain federal income tax consequences relating to the merger (the "Merger") of Capital State Bank, Inc. ("Capital") with and into Capital Interim Bank ("Interim"), a wholly-owned subsidiary of South Branch Valley Bancorp, Inc. ("South Branch").

     The relevant facts concerning the Merger are set forth in the Agreement and Plan of Merger executed by the above parties. A description of the transaction set forth therein is incorporated herein by reference. In addition, South Branch purchased, for cash, a total of 473,180 shares of Capital common stock in this transaction which occurred on March 14, 1997 and June 17, 1997 ("Purchased Shares"). For purposes of this opinion, the acquisition of the Purchased Shares will be treated as though it occurred as part of the Merger transaction.

                                 Representations

     In addition to the general statement of facts set forth in the Registration
Statement,   and  exhibits  attached  thereto,   you  have  made  the  following
representations concerning the proposed transaction:

     (1) The fair market value of the South Branch stock and other consideration to be received by each Capital shareholder will be approximately equal to the fair market value of the Capital common stock surrendered in the exchange.

     (2) There is no plan or intention by the shareholders of Capital who own one percent (1%) or more of the Capital stock, and to the best of the knowledge of the management of Capital, there is no plan or intention on the part of the remaining shareholders of Capital to sell, exchange or otherwise dispose of a number of shares of South Branch stock received in the transaction that would reduce the Capital shareholder's ownership of South Branch stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all the formerly outstanding stock of Capital as of the same date. For purposes of this representation, shares of Capital stock exchanged for cash or other property, surrendered by dissenters, exchanged for cash in lieu of fractional shares of South Branch stock, and the Purchased Shares already owned by South Branch will be treated as outstanding Capital stock on the date of the transaction. Moreover, shares of Capital stock and shares of South Branch stock held by Capital shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making its representation.



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South Branch Valley Bancorp, Inc.
The Capital State Bank, Inc.
December 15, 1997
Page 2


     (3) Interim will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Capital immediately prior to the transaction. For purposes of this representation, amounts paid by Capital to dissenters, amounts paid by Capital to shareholders who receive cash or other property, Capital assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Capital immediately preceding the transfer, will be included as assets of Capital held immediately prior to the transaction.

     (4) Prior to the transaction, South Branch will be in control of Interim within the meaning of Section 368(c)(1) of the Internal Revenue Code.

     (5) Following the transaction, Interim will not issue additional shares of its stock that would result in South Branch losing control of Interim within the meaning of Section 368(c) of the Internal Revenue Code.

     (6) South Branch has no plan or intention to reacquire any of its stock issued in the transaction.

     (7) South Branch has no plan or intention to liquidate Interim; to merge Interim with and into another corporation; to sell or otherwise dispose of the stock of Interim; or to cause Interim to sell or otherwise dispose of any of the assets of Capital acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

     (8) The liabilities of Capital assumed by Interim and the liabilities to which the transferred assets of Capital are subject were incurred by Capital in the ordinary course of its business.

     (9) Following the transaction, Interim will continue the historic business of Capital or use a significant portion of Capital's historic business assets in a business.

     (10) South Branch, Interim, Capital and the shareholders of Capital will pay their respective expenses, if any, incurred in connection with the transaction.

     (11) There is no intercorporate indebtedness existing between South Branch and Capital or between Capital and Interim that was issued, acquired, or will be settled at a discount.

     (12) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (13) Capital is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (14) The fair market value of the assets of Capital transferred to Interim will equal or exceed the sum of the liabilities assumed by Interim plus the amount of liabilities, if any, to which the transferred assets are subject.




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South Branch Valley Bancorp, Inc.
The Capital State Bank, Inc.
December 15, 1997
Page 3

     (15) The payment of cash in lieu of fractional shares of South Branch stock is solely for the purpose of avoiding the expense and inconvenience to South Branch of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Capital shareholders instead of issuing fractional shares of South Branch will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Capital shareholders in exchange for their shares of Capital stock. The fractional share interests of each Capital shareholder will be aggregated, and no Capital shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of South Branch stock.

     (16) No stock of Interim will be issued in the transaction.

                                     Opinion

     Based solely upon the information submitted and on the representations set forth above, we are of the opinion that:

     (a) The Merger of Capital with and into Interim will constitute a tax-free reorganization within the meaning of I.R.C. Section 368(a)(1)(A) and I.R.C.
Section 368(a)(2)(D).

     (b) The gain, if any, realized by a Capital shareholder upon receipt of cash for fractional shares will be recognized, but not in an amount in excess of the cash received as part of the merger transaction. The provisions of I.R.C.
Section 302 will govern whether the character of the gain will be ordinary income or capital gains. Each shareholder should consult his or her own tax advisor with respect to the determination of whether the exchange has the effect of a redemption or the distribution of a dividend.

     (c) The holding period of the South Branch common stock received by each holder of Capital's common stock will include the period during which the stock of Capital surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the shareholder at the time of the effective date of the merger.

     (d) A Capital shareholder who dissents from the merger and receives solely cash in exchange for his or her stock in Capital, will be treated as having received all such cash in redemption of his or her Capital stock subject to the provisions of I.R.C. Sections 302 and 318.

     It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

     Please note further that Treas. Reg. Section 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization. This same regulation requires each Capital shareholder who received South Branch shares in connection with the reorganization to attached to his or her federal income tax return for the year in which such shares are received a statement disclosing the exchange of Capital stock for shares of South Branch and reporting the cost or other basis of the Capital stock given up and the number and value of South Branch shares received.




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South Branch Valley Bancorp, Inc.
The Capital State Bank, Inc.
December 15, 1997
Page 4

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference of our firm in the Registration Statement.

                                    Sincerely,

                                    BOWLES RICE McDAVID GRAFF & LOVE, P.L.L.C.


                                    By  /s/ Marc A. Monteleone
                                    -------------------------------
                                            Marc A. Monteleone


MAM/ms


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